Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated May 21, 2018

Relating to Preliminary Prospectus Dated May 10, 2018

Registration No. 333-224434

EVO Payments, Inc.

Update and Supplement to Preliminary Prospectus

This free writing prospectus relates to the initial public offering of Class A common stock of EVO Payments, Inc. (“EVO Payments”) and updates and supplements the preliminary prospectus dated May 10, 2018 (the “Initial Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of Class A common stock. On May 21, 2018, EVO Payments filed Amendment No. 3 to the Registration Statement on Form S-1 relating to this offering of Class A common stock (“Amendment No. 3”), which Amendment No. 3 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Capitalized terms used, but not defined, herein have the meanings set forth in the Updated Preliminary Prospectus. Amendment No. 3, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1704596/000119312518168533/d386290ds1a.htm

The Updated Preliminary Prospectus reflects (i) revisions to clarify the cash proceeds available from the offering in light of offering expenses pre-paid in prior periods and the use of those proceeds to first repay second lien term borrowings, with any remaining amounts used to pay the deferred purchase price under the Sterling acquisition, (ii) revisions to the disclosures under the caption “Dilution,” (iii) revisions to the beneficial ownership of certain of our executive officers, the selling stockholder and entities affiliated with Madison Dearborn Partners, LLC as a result of allocations in connection with the Reorganization Transactions, (iv) revisions to the pro forma financial information to reflect the foregoing changes to EVO Payment’s beneficial ownership and use of proceeds, and to include additional detail regarding certain pro forma adjustments, (v) descriptions of the award agreements for the IPO Grants of restricted stock units and options filed as exhibits to Amendment No. 3, including updates to the number of such awards being issued, (vi) updates to the nomination rights of Continuing LLC Owners, and (vii) other revisions and conforming changes.

EVO Payments has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Updated Preliminary Prospectus may be obtained from:

•	J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717

•	BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com

•	Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146)

•	Deutsche Bank Securities, Prospectus Group, 60 Wall Street, New York, NY 10005, via telephone: 1-800-503-4611 or via email: prospectus.cpdg@db.com

•	SunTrust Robinson Humphrey, 3333 Peachtree Road NE, 9th Floor, Atlanta, GA 30326, Attention: Prospectus Department; email: strh.prospectus@suntrust.com; telephone: 404-926-5744; or fax: 404-926-5464